Exhibit 99.1

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

C O R P O R A T E  P A R T I C I P A N T S

Todd Vogensen Chico’s FAS, Inc. - SVP, Finance

Dave Dyer Chico’s FAS, Inc. - President & CEO

Pam Knous Chico’s FAS, Inc. - EVP & CFO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Randy Konik Jefferies & Company - Analyst

Edward Yruma KeyBanc Capital Markets - Analyst

Greg Baglione Barclays Capital - Analyst

Simeon Siegel Nomura Securities - Analyst

Betty Chen Mizuho Securities - Analyst

Andrew Schmidt FBR Capital Markets - Analyst

Kayla Berg Piper Jaffray - Analyst

Adrienne Tennant Janney Montgomery Scott - Analyst

P R E S E N T A T I O N

Operator

Good morning and welcome to the Chico’s FAS, Inc., fourth-quarter 2013 financial results conference call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Mr. Todd Vogensen, Senior Vice President of Finance. Please go ahead, sir.

Todd Vogensen - Chico’s FAS, Inc. - SVP, Finance

Thanks, Denise, and good morning, everyone. Welcome to the Chico’s FAS fourth-quarter earnings conference call and webcast. Joining me today at our national store support center in Fort Myers are Dave Dyer, CEO, and Pam Knous, CFO.

Before Dave begins his executive overview, we would like to remind you that our discussion this morning includes forward-looking statements and quarter-to-date data points which are subject to and protected by the safe harbor statement found in our SEC filings and in today’s earnings release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially.

The Company does not undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. Also, the results discussed on this call exclude goodwill and intangible impairment charges, as well as nonrecurring acquisition and integration costs for Boston Proper. A reconciliation to GAAP results is included in today’s press release for your reference.

With that, I will turn it over to Dave.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thanks, Todd, and good morning to everyone. Today we are going to discuss the fourth-quarter and full-year results and we will provide insight into initiatives that will position us to regain momentum in 2014, laying the groundwork for success well into our future.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

Needless to say, we are glad that 2013 is now in our rearview mirror. For the year, diluted earnings per share were $0.85 against our record $1.09 last year. Comparable sales declined by 1.8% on top of the 7.2% increase last year.

Total sales were up 0.2%, obviously much lower than planned as traffic was weak across the majority of the year. The decline in traffic was an industrywide trend that is proving to be difficult to turn around.

Yes, there were many external factors at work here. Consumer spending shifted towards higher-ticket durable goods, the consumer sentiment remained challenged, shopping behavior was undergoing a major shift as e-commerce continues to expand at a robust clip and, of course, the weather didn’t help much either.

And there were internal factors as well. The White House/Black Market had too much color and did not have enough special fashion products. Chico’s had too much career and did not have enough color and print. Boston Proper tilted too much to the store assortment and did not have enough of the print, color, and boho chic that they are known for.

Because of this, 2013 played out as the most promotional year since 2008 and significantly impacted our margins. You’ve heard me say it again and again: retail is not for the faint of heart, especially last year.

Pam will provide specific commentary on quarter four later. My goal today is to lay the framework for 2014. We are only three weeks into the year and I can tell you our annual plans call for increases in total sales, comparable sales, gross margin dollars, and earnings per share.

Like everyone else, we have been impacted by the severe winter weather at the start of the year and business remained sluggish through Valentine’s Day. While our quarter-to-date net sales are down mid-single-digit, these results are not a reflection of our full-quarter expectations. I would add that since the Valentine’s Day weekend our comps have turned positive.

Once warm weather or warm spring weather arrives, we believe customers will return to a more normalized pattern of shopping. But based on our experience in January and early February, we are watching business trends very closely.

These early weather challenges notwithstanding, we believe 2014 will shape up to be a good year for us for a number of very important reasons, which I will get to in just a minute. But just to put a wrap on 2013, I would like to briefly mention a few, yet significant, accomplishments.

Companywide we opened 135 new stores, investing $121 million in stores and technology including the first Boston Proper stores, which I’m delighted to report are performing above expectations.

As you know, in 2013 Chico’s FAS went international. Our White House stores in Canada are off to an incredible start. This year it will be Chico’s turn to take Toronto by storm and, as Women’s Wear Daily broke in the news a few weeks ago, the Chico’s parrot will eagerly spread its wings in Mexico in a few months.

We also executed meaningful dividend and share repurchase programs, returning $283 million in cash to our shareholders in 2013 alone. In December, our board approved another repurchase authorization of $300 million and since 2010 we have returned approximately $690 million to shareholders by repurchasing 20% of our outstanding shares and significantly increasing our dividend rate.

Now turning to the future, as we have discussed with you, over the long term our goal is to deliver to our high-performing portfolio of brands compound annual sales growth in the low double digits and compound annual earnings per share growth in the mid-teens over a meaningful period of time. While 2013 resets our baseline for future growth, we believe we are on the right track. There is no doubt about it, product is key to driving traffic and new customers and we have exciting plans for 2014.

We have online exclusives in all of our brands. Chico’s popular golf wear is now in 400 stores, up from 100 last year. White House/Black Market just launched its Saint Honore jean collection, which is now supported by television. We’ve had new breakthrough technologies in bras and they are set to launch in just a month or so. Boho chic silhouettes are again front and center at Boston Proper and the customer is responding.

Our 2013 strategic imperatives remain a priority for 2014. That’s omnichannel development, store growth at Boston Proper, and international expansion. Plus in 2014 we are making major enhancements to our already successful loyalty programs.

First, building on our 2013 omnichannel success, our multichannel penetration increased 18% last year and we expect significant expansion this year. Online exclusive merchandise sales increased 83% and we expect this growth to continue in 2014 as well. Our customer files remain at an all-time high, which is an indication of the health of our future business.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

Innovative television advertising has really been an important differentiator for our brands and we intend to further leverage our marketing expertise to drive traffic, both online and in stores. As I’ve stated many times before, we are channel agnostic and we have invested in infrastructure to manage our marketing, supply chains, and technology as one channel.

In addition to the 120 to 130 new stores for 2014, in the second half of 2014 we will begin rolling out a new POS system that will enable iPad clienteling and other capabilities, facilitating even more amazing service to drive traffic and new customers to our brands. We are responding to the ever-changing consumer behaviors and our objective is, quote, to create customer-driven interactive experiences that drive to transactions at every touchpoint.

We believe that the fusion of community, content, and commerce is one of the most powerful and effective drivers of product consumption in a digital environment. We have created a holistic model that we call digital retail theater in response to these rapidly changing consumer behaviors. It will provide a new way for our customers to embrace all aspects of the digital shopping experience on any device any time and experience community, content, and commerce in ways not even possible a year ago.

The digital retail theater is cloud-based and every element is fully integrated into each other, accessible 24/7. Our customer book is the fusion of CRM information into a cloud-based data stream that is accessible via secure iPad tablets in stores. This is currently testing in select Chico stores.

Our [Tech Table 2.0] with ultrahigh res display is currently in Boston Proper stores and is testing in White House/Black Market. This technology is touch and gesture activated.

We will support sophisticated messaging across all devices from associate to client and, as I mentioned earlier, we are deploying a state-of-the-art POS system fully integrated into the digital theater and enabling mobile checkout. We will have smartphone apps for iOS 7 and Android, which will be completed this year.

A client closet, which is a virtual and visual space accessible by the customer and the associate to enable suggestive selling and modeling is in development currently. And, lastly, we are testing digital signage in stores. We believe that we are making the right investments to keep up with the shift in consumer expectations and experience.

Regarding 2014 new square footage, the majority of our locations will be in emerging brands, outlet centers, international markets with approximately 40 Soma stores, 20 Boston Proper stores, 20 outlets, 10 international stores, and there is 15 Chico’s and 25 White House/Black Market stores as well.

We are investing in Boston Proper’s growth, store growth. Our initial four stores are off to a terrific start with nearly $800 in sales per square foot. In 2014 we will launch new boutiques in A malls, including Merrick Park and Dadeland Mall in Miami, International Plaza in Tampa. We will be in Palm Beach Gardens, Perimeter Mall in Atlanta, Southlake in Dallas, LaCenterra and First Colony near Houston, among other locations.

I think currently we have 18 locations and perhaps we will have 20 next year in Boston Proper. This takes our test of concept to primetime as we expand in a broader geography and in premier locations. We believe Boston Proper has a bright future as an omnichannel retailer.

And as I said earlier, international expansion is well underway. White House/Black Market will be expanding their presence in the Toronto area and we are launching our first four Chico’s stores in Canada.

Our data shows that Chico’s already has an enthusiastic customer base in Canada and the associates at our White House/Black Market Canadian location are being asked by their customers how soon will Chico’s be coming? Clearly, the Canadian customer is knowledgeable about our brands and we can’t wait to delight her with Chico stores.

Our expansion plans also call for us to look south, launching the Chico’s brand in Mexico through an exclusive franchise with Liverpool department stores. Liverpool is a major retail player in Mexico and they have already identified high-quality spaces for stand-alone stores and are working with us to develop brand-right shop-in-shops within Liverpool stores.

Liverpool is an outstanding partner with deep experience and understanding of a consumer in the Mexican market. We are excited to bring the women of Mexico our fabulous Chico’s fashions.

Finally, our evolving loyalty programs. These programs will become even more powerful in driving traffic and increasing her spend with us. As you know, over 90% of our transactions have been tied to a loyalty member.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

This month the White House/Black Market program was relaunched as WH/BM Rewards and the program maintains all of the terrific existing benefits and adds even more, all repackaged in a chic new design. White House/Black Market Rewards will be more prominent to customers and will include tiers that provide increasing benefits to customers who spend more with White House/Black Market.

This year, Soma will be getting the dedicated loyalty program it has long deserved no longer tied to the Chico’s brand. By the end of the year, plans are in place to improve and enhance the venerable Chico’s Passport Program and begin the launch of our first-ever rewards program for Boston Proper.

As I look to 2014, even while external conditions remain challenging, I know we’re up to the challenge. I’m confident that our product is on target. We have plans in place to drive traffic. We are executing on a strategy that positions us for growth in 2014 and beyond.

We are going to continue to control the controllables and, in a few minutes, I will return to wrap up with my concluding comments. With that, here’s Pam.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thanks, Dave, and good morning, everyone. I would now like to provide details on our fourth-quarter performance and color commentary on 2014.

Fourth-quarter earnings per diluted share were $0.04 in 2013 and $0.20 in 2012. For the fourth quarter net sales were $610 million, a decrease of 6% compared to $652 million last year’s fourth quarter, primarily reflecting 115 net new stores for a square footage increase of 8.4%, offset by a decrease in comparable sales and by $38 million of net sales attributable to the 53rd week of fiscal 2012.

Similar to previous quarters this year, weak retail traffic and the resulting promotional environment resulted in a negative comp 3.4% for a two-year stack of plus 0.3% and a three-year stack of plus 9%. Always difficult to estimate, the extreme winter weather across much of the country negatively impacted our fourth-quarter sales.

Average dollar sales and transactions were both lower, yet units per transaction and conversion were both positive. Once she got in, she liked what she saw and she was motivated by our sophisticated fashion at very attractive price points.

Chico’s Soma comps were down 1.5% for a two-year stack of plus 0.8% and a three-year stack of plus 6.3%. The Chico’s brand experienced a low single-digit comparable sales decrease against flat comparable sales in last year’s fourth quarter. The Soma intimates brand experienced a mid-single-digit comparable sales increase on top of a double-digit increase in last year’s fourth quarter.

White House/Black Market comparable sales were down 6.6% in the quarter for a two-year stack of down 0.3%, yet still with an impressive three-year stack of plus 15.1%. We believe the fourth quarter experienced the highest level of promotional intensity since 2008. This impacted White House/Black Market the most as lean inventories and discounting necessary to drive traffic resulted in a negative comp, all from lower average unit retail in contrast to high levels of full-price selling last year.

At the Chico’s brand, the impact of the promotional environment, in addition to the final full quarter that Chico’s was cycling the So Slimming launch from 2012, resulted in a low single-digit negative comparable sales result.

Soma’s momentum continued into the fourth quarter with record sales and profit capping a successful 2013. Soma had a great gifting quarter with cozy and stylish pajamas and robes which were featured in our television advertising for the first time. Amidst a challenging backdrop we are pleased Soma again drove a mid-single-digit comp among the best in all of specialty apparel this quarter.

Boston Proper continued the repositioning of its product. As we discussed last quarter, our late 2014 spring collections are the start of returning to our core Boston Proper merchandise with a full offering revamped for fall.

Gross margin in the quarter was 50.7%, 250 basis points below last year, as we moved aggressively to sell through our seasonal inventories in a very promotional and competitive environment. As a reminder, we were cycling high levels of full-priced selling last year.

We were pleased to end the quarter with our in-store inventories per square foot down 0.8% compared to last year or down 1.1% on a two-year stack. Note that our total inventories include approximately $10 million related to the impact of Chinese New Year shifting from Feb. 10 to January 31 as we took steps to ensure timely seasonal receipts and $11 million relating to new store growth. Excluding these amounts, total inventories were up by 5%.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

SG&A as a percent of sales in the quarter was 49.5%, up 410 basis points to last year, primarily due to the leverage of occupancy costs, 115 net new stores, marketing, and cycling the impact of sales from the 53rd week last year. The impact of softer top-line trends was partially mitigated by our control of the controllables. And, even including the increases in occupancy and marketing, we managed our expense dollars to only a 2% increase, also reflecting a reduced level of incentive compensation.

The fourth-quarter results included a $6.2 million income tax charge, or $0.04 per diluted share, related to the Boston Proper non-cash goodwill impairment recorded in the third quarter. Excluding the tax impact of the impairment charge, our effective tax rate would have been 20% in the fourth quarter and 35.5% for the full year, primarily reflecting favorable tax settlements and credits.

Looking back on the full year, we will remember 2013 as a year of strong merchandise innovation with Perfect Form fabrics and Instantly Slimming line at White House/Black Market Effortless shirts at Chico’s, Stunning support bra at Soma, and the return to what makes Boston Proper Boston Proper — unique, sexy, boho chic fashion. We will also remember 2013 as a year of our first initial investments in our strategic imperatives of omnichannel experiences, Boston Proper store growth, and international expansion, as well as a year of a highly promotional retail environment throughout the majority of the year.

And also a year where weather was an unpredictable element for most of the year, from the coldest March in over 10 years to polar vortexes. And, last but not least, challenges of cycling the phenomenal success of our So Slimming launch and color trends from 2012.

We had many clear learnings which are integrated into our 2014 plan: the accelerating trend toward mobile devices facilitating greater customer convenience; building even greater omnichannel experiences through updated loyalty programs, advanced technology investments, and innovative marketing; further differentiating are offering three unique high-quality fashion our customers expect from us; and being even more creative in driving traffic during highly promotional environments by elevating the customer’s experience across all channels with enablers such as customer relationships and new uses of technology to deliver greater personalization.

Therefore, we will continue to make investments in the future growth opportunities we began last year. Today we are pleased to have shared with you that we will be making $30 million to $35 million in strategic capital investments in 2014, which are included in our 2014 capital. As Dave previewed with you, these initiatives are omnichannel development, Boston Proper store growth, international expansion, and loyalty program evolution.

And we will add approximately 100 basis points of non-comparable expense to our 2014 SG&A on top of the 20 basis points we incurred in 2013. We are excited to see the evolution of omnichannel experiences through accelerating e-commerce growth, elevating in-store customer service, and increasing customer interaction in whatever channel she chooses to shop, each of which underscores the importance of our strategic imperatives.

We are optimistic about our future prospects and we are energized as we start the new year. We look forward to sharing our progress with you. Thanks and here’s Dave.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Okay. Thank you, Pam. Well, based on our fashion and trend-right merchandise assortments, our creative and impactful marketing, omnichannel store and online growth initiatives, our technology initiatives, and the hard work of our many associates whose spirit and talent are critical to our success, we are excited about our prospects in 2014.

Let there be no doubt, there were meaningful learnings in 2013. We didn’t achieve the goals that we set for ourselves. Our 2014 plan integrates these learnings and we will be diligent in executing against these plans.

The foundation of our brands is to differentiate through innovation, quality, and service with the high inventory turnover demanded of a fashion brand. While we face cyclical near-term headwinds, we believe that our unique brand positioning has and will drive our success over the long term.

Thank you and we will now open up the call for questions. Todd?

Todd Vogensen - Chico’s FAS, Inc. - SVP, Finance

Thank you, Dave. That concludes our prepared comments for today. At this time, we would be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question.

With that I will turn the call back over to Denise.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

Q U E S T I O N  A N D  A N S W E R

Operator

(Operator Instructions) Randy Konik, Jefferies.

Randy Konik - Jefferies & Company - Analyst

Good morning. I guess first question is, Dave, you said something regarding comps being positive since Valentine’s Day. Is there any type of color you can give us on a divisional type basis, anywhere that you maybe see one division better than the other?

And I guess my other kind of question is more long-term-oriented; is to think about the operating margin kind of opportunity. Where can we see these operating margins kind of shakeout on a normalized-type basis? How do you think about that from a gross margin/SG&A as a percent of sales perspective? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I don’t think I can really give any more color than to say that we went positive since Valentine’s Day. Obviously, it’s a snapshot into the quarter. We had a lot of unusual events that happened early in the quarter and certainly through January.

I think that our margins — I think that one of the things that we are looking at right now is how to react in the promotional environment that we seem to find ourselves in. We’ve always differentiated through quality of service and quality of product, and being fashion-right. That has been our model is really a service model where we build relationships rather than looking at transactions at the lowest price.

We found ourselves in fourth quarter in a very, very promotional experience. I haven’t seen some of the promotions that — I mean, I saw some stores that had 80% off in windows. You’ve got to be kidding. And then it seemed like the norm was 40% and 50% off the entire store.

That is an area that we are spending a lot of time looking at now and trying to understand and how we react to it. But at the same time, I refuse to increase margin in a promotional environment. I believe that when you lower quality in order to promote, to get goods cheaper so you can have a higher initial markup to promote, that is a strategy that is really short term. And while it may work in the short term, I would say that the bitterness of poor quality will last much longer than the sweetness of price.

So that is kind of where I am in that. I would say that, yes, we plan to continue to increase our margin, but I think we’re going to do it the old-fashioned way by earning it through great product.

Randy Konik - Jefferies & Company - Analyst

Is there some sort of margin target we can be thinking about on the next few —?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

(multiple speakers) one that you could think about.

Todd Vogensen - Chico’s FAS, Inc - SVP, Finance

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

At this point, I think the best thing is to point you back to our long-term goals, which are growing the top-line sales by low double-digit percentage and earnings per share by mid-teens. And over the long term those are really the goals that we are most focused on at this point.

Randy Konik - Jefferies & Company - Analyst

May I ask one more thing?

Todd Vogensen - Chico’s FAS, Inc. - SVP, Finance

Sure.

Randy Konik - Jefferies & Company - Analyst

Sorry, last question. Just regarding free cash flow generation; obviously you upped the dividend and you talked about — upped the share authorization, etc. So how should we be thinking about long-term CapEx needs and free cash flow generation in the business? Any specific targets there? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

No specific targets, but I think, if you look at it, we have a history of returning our excess cash to shareholders. If you go back and look at the last three or four years I think we’ve done a very good job of that and I think that we’ve returned quite a bit of our excess cash to shareholders. And that’s our plan going forward.

Operator

Edward Yruma, KeyBanc.

Edward Yruma - KeyBanc Capital Markets - Analyst

Thanks very much for taking my question. You’ve had a couple issues through 2013 in the White House/Black Market business as it relates to color. I know that was obviously a huge leg up for you when you added color a number of years ago, but I guess how should we think about longer term the role of color within the business and how you can most appropriately pull color into the store? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, I think there’s a couple of things that we learned with color is, one, making sure — if you look at it now, where we went from a soft green into a blue, if you look at the prints we have incorporated several colors into one so that your color doesn’t become obsolete on your floor as you come into the next season or into the next delivery.

We also are going back to our old practice of having a cleanser, the sorbet course between deliveries, where we actually just cleanse, go back to pure black and white, and cleanup the color and then move forward again. I think those are some of the things that we did well early. Perhaps we got overly enthused with the impact of color and we got it a little too much out of balance.

I believe that there’s several things that we have done in White House besides color. One of the things that we looked at is we probably got, in our exuberance to drive volume, maybe a little less some of the real special things that we had in our assortment. That creme de la creme, the garments that you could find nowhere else, the ones that were couture-like in our assortment. We really didn’t do as well as we should have in having those in our assortment last year.

And perhaps we went a little too career and not enough in the casual parts of the business as we go back and reflect on it. And that is from the work kit. We had a lot of successes that really kind of drove us to the place where we were and I guess what you could say is maybe sometimes too much of a good thing is too much.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

We feel that we’ve made corrections. I can tell you that, once we saw that going on, Donna and her team went back and certainly redid the assortments. They flew to Asia and completely redid the spring assortments and I think we are having terrific response in those assortments. As we measure it in less weather-impacted areas, they have been very, very good response to those assortments.

I would remind you, too, that White House/Black Market has a three-year stack of 15.1%. They were up against a huge fourth quarter from the year previously. So while we had little disappointment this year, I would say that that was merely a speed bump in the forward advance of White House/Black Market. I really feel that we are back on track there and I think you will see much better performance this year.

Edward Yruma - KeyBanc Capital Markets - Analyst

Great, thanks so much.

Operator

Matthew McClintock, Barclays.

Greg Baglione - Barclays Capital - Analyst

Good morning. This is [Greg Baglione] filling in for Matt. Just a question on omnichannel by brand. As you look back at 2013 I was wondering which brand you think you made the most progress in terms of capturing new customers and improving traffic.

Then as a quick follow-up, just given the holiday season was clearly promotional and competitive for most retailers, how do you think you are [relying on your] loyalty programs this year versus prior periods? And how should we think about the utilization of these investments in 2014?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I think the loyalty programs, as you know, we are revamping them. We just rolled out White House/Black Market and I can tell you we are maybe two or three weeks — two weeks into it. We’ve had some good initial success in not only reactivating customers, but attracting new customers into the program just by the way that we’ve rolled it out.

One of our big learnings from our loyalty programs is when we went out and looked at them — we actually had some outside people look at them. They said your programs and what you offer is great; you’re not doing a good job of marketing them.

So in addition to enhancing them, we have also done a much better job of marketing them. Right now we call it White House/Black Market Rewards and we promote it. You would be very tough to find any mention of it in our stores beforehand. Now you see it all over the place.

Now you’re going to see it begin to happen as Chico’s later in the year and Soma rollout. Probably next year we will have a good rewards program in Boston Proper. And we believe that this is the type of thing that will help us compete more in highly promotional times. If we can give them extra incentive to purchase or extra rewards to purchase during that time, we think that that will help us get through some of these really promotional areas.

There was another question that he had.

Todd Vogensen - Chico’s FAS, Inc. - SVP, Finance

Omnichannel, any particular brands?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

We are doing a lot of tests. When we look at omnichannel, obviously we have a virtual inventory and that we manage it as one big pool. A sale is a sale, whichever channel sells it first gets it.

We’ve talked about our locate in the stores, which is actually shipped via our direct-to-consumer infrastructure, even though it’s rung as a sale in the stores. We are really very, very combined and I would say that across the board we had great increases in the omnichannel and kind of merging the two channels and the direct-to-consumer.

Penetration is high across all the brands and I think it’s getting better and better. As I talked about in the technology that we are putting in, it really is to make it much more seamless in any interaction, wherever she shops. I didn’t mention iBeacon-ing, which we are looking at. There is all sorts of things that are under test.

Right now, when we look at our Boston Proper stores with that [Tech Table], quite a bit of the sales in those stores which are rung as store sales are done on assortment that they don’t even have in those stores. And that’s really where we are going. We’ve got a test going in White House/Black Market at Mall at Millenia, which is a new prototype store for us where we have interactive terminals in there.

So we’ve got tests going. We have — in the Chico’s brand we have customer clienteling on iPads in test in stores. So there’s quite a few things that we are doing and investments that we have made, big investments that we are making and betting on the way that the shopping behavior is changing and that we are going to be there to shop the way that she wants into the future. I think that it is kind of the direction the customer is demanding that we go and I would say that we certainly are trying to keep up with her, if not lead her a little bit.

Greg Baglione - Barclays Capital - Analyst

May I have just one follow-up? Sorry. On the Soma side of the business, could you maybe discuss in the quarter the cadence between and performance between some of your older stores and newer stores?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

The older stores are performing — it’s interesting. We haven’t found kind of the peak or the plateau of our older stores yet. Our oldest stores tend to be the most profitable, and I can tell you, the older the store is it performs much more like the characteristics of our other two apparel brands.

So as the longer build up ramp, which is — it takes a while to change bra loyalty and to get her shopping. It takes more customers in a Chico’s store and more transactions to make work. But once you build that customer following in a store, we haven’t seen it plateau yet to where we are getting — they are comping at the same rate — the older stores are comping at the same rate of our newest stores.

Greg Baglione - Barclays Capital - Analyst

Great. Thanks, guys.

Operator

Simeon Siegel, Nomura Securities.

Simeon Siegel - Nomura Securities - Analyst

Great, good morning. So just on the back of that Soma first, I think you guys had said Soma was breakeven last year. Can you talk about their EPS contribution this past year and then maybe where you — what you think they could contribute going forward?

Then, Pam, can you just remind us what cash cushion you typically like to hold on the balance sheet? And then the last — sorry if I misunderstood your last comment, did you say that we should expect 100 basis points of SG&A deleverage? Thanks.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Pam, have you got anything?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, I will start, Simeon. Yes, what we did comment was that the investments that we are making in these very key strategic initiatives would impact the P&L by about 100 basis points. So that was one comment that we did make.

As far as the cash or our liquidity levels, that’s something that we are continually evaluating. We are very comfortable with where we are at. And as Dave said, we have a key objective to return excess cash to shareholders and that’s something we are very mindful of and that we evaluate on a quarterly basis. And as we said, we feel comfortable with where we are at currently.

The first question was around Soma profitability.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, we actually made money last year. It wasn’t breakeven, it was - we made money. Soma is now in the positive profit category and we expect that to expand.

I guess the way to you have to look at it is it takes a Soma store - probably to pay back the investment is taking us over three years. Three years or so to pay it back, where a Chico’s or a White House store will give us back cash in a year to 18 months. So it’s a much longer ramp up in the Soma stores and if you look at the proportion of new stores to the total fleet, it’s also a higher percentage of stores that have not reached profitability in that brand as compared to other brands.

So I guess, as long as we are in that growth mode, you would expect for it to not perform at the same profitability rate as our other brands. But I would say that if you wanted to stop all growth in that brand and wait three years, three or four years, it should be more similar.

Simeon Siegel - Nomura Securities - Analyst

Okay, that makes sense and my apologies about the breakeven. In terms of the - is there a higher online penetration at Soma than for the other concepts?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

There always has been there.

Simeon Siegel - Nomura Securities - Analyst

Okay, great. Thanks a lot, guys.

Operator

Betty Chen, Mizuho Securities.

Betty Chen - Mizuho Securities - Analyst

Thank you. Good morning, everyone. I was wondering if you can talk a little bit about the relaunch of the Chico’s loyalty program, Dave. I know you mentioned earlier maybe part of it is just reminding her how compelling the rewards are, but remind us what has been the purchasing pattern of that Passport customer versus a non-loyalty member?

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

Then in terms of looking forward to 2014, to your point, the Company has a great track record of being innovative in terms of the merchandise and fabrication. What is getting you excited and the team excited about some of the innovations slated for 2014? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I would say let me start with some of the innovation first. I would say that let’s start with the little engine that could, Soma. Soma has — really for the first time we are launching in March a new bra. This is a bra that usually takes us two years to do.

We think it’s some breakthrough technology. And from our wear test and from initial customer expectations, customer test panel, we believe that this is going to be a very, very substantial launch. We are backing it up with more television than we have had for this type of launch in a while.

We have two things, other products that we’ve launched in Soma. We have the Vanishing Back demi. We were probably remiss in not having enough assortment in the smaller cups and smaller bands. We have taken care of that this year with the Vanishing Back in a demi and a push-up. And this new bra that we are launching will start at 32A and I think it goes 32 to 36A and 38B is where that will start.

I think we are going to do a much better job — it’s not just in nude and black. It’s going to be in colors. It’s going to be in print. You’re going to have a full assortment, and I think that this will be a great way for Soma to attract even more customers.

We have already launched the Vanishing Back demi and just the online comments that we’ve got and the reviews have been absolutely incredible. I think we’re going to attract a whole new customer there.

White House/Black Market, in looking at their lines, I talked about in my comments that some of the real special kind of couture-like product that they’ve always had in their assortment we probably got a little too carried away with basics and that type of thing last year. Their real special product is back. You can really see it in the stores with this delivery that’s in there now. There is some beautiful, special, highly detailed product that you are not going to find certainly in prices that we have or really would find outside of designer lines.

Those are back and I think that that really does get me excited with what they are doing. And they are still building on some other things. They now have the Instantly Slimming dress we continue to get great response from.

We now have a super slimming dress. I’ve forgotten exactly what they call it. I think it’s super slimming or something. There are so many things that are going on.

And the new Saint Honore jean line that they launched, that was probably the best denim business that we’ve had that I can remember since I’ve been here. We completely redid the denim line in White House/Black Market and the customer is really responding. It is like more of the designer denim lines now.

A lot of great things are going on and I saw a new concept I can’t talk about, or Donna would kill me, that they are launching this fall that I think is going to be really exciting, too. So great product in White House/Black Market.

In Chico’s, I think that Chico’s is back. We probably got a little too career last year. A lot of our women do work in Chico’s, but what we found is they really don’t want suitings. We probably got a little too conservative in print, with not enough print and not enough color, and a little too monotone and I think that we are back with that right now.

We are selling wovens very well. We are about ready to launch I think in the next week the commercial on woven shirts and white shirts and Long Over Lean, which is great.

This Effortless shirt that we’ve had is a huge program for us. We say work in it, go wild in it, do everything but wrinkle in it. So I think you are going to enjoy the TV commercial. I think that we got great product going there.

And, of course, Boston Proper. Well, Boston Proper I would like to say that we put that small little organization through about as much of a ringer as anybody could.

We probably, in retrospect, rolled out stores quicker than we should have. We should have let them absorb the new technology first, but we did what we did. And I think in the excitement of opening the stores and the success of the stores, we had to edit the assortments and we got a little too urban in the — which was the way we edited the store assortment.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

We walked away from the boho chic, which was really what that brand was built on. It was kind of a daring, casual, prints, dresses, color. I sat down with Sheryl last spring and we looked through a book and it was nearly all black. We both kind of came to the conclusion, holy smokes, what is going on here? And we reacted quickly.

I think you’ll see the spring catalogs and the spring books progressively get better. We call it the return of sexy. It is back and in full force and the customer is responding positively to these books. Actually we have had the best response that we’ve had in quite a while to the new catalog and I think they keep getting better in spring.

So merchandise assortment, if you look at it, I am really excited about the products. We had reviews with our merchandise committee a couple of weeks ago and we really felt we had the ammunition to not only compete, but to win. All these things are converging together.

Even though last year gives you certainly time to pause and think, I would say that in some ways it was great because we paused and we thought and I think we’re going to come out stronger and more fired up than maybe we would have otherwise.

Operator

Susan Anderson, FBR Capital Markets.

Andrew Schmidt - FBR Capital Markets - Analyst

It’s Andrew Schmidt on for Susan. I was wondering if you could comment on the current promotional environment. Would you say that the promo environment in 1Q today is consistent with the level experienced in 4Q?

Then also on Soma, do you see the operating margin at Soma being accretive to the total operating margin in 2014 or is that further down the road? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I think that the fourth-quarter promotional excess was more than I have seen in a long, long time. I haven’t sensed it so far going into spring, except for maybe clearance as people clear out their inventories. But I think in spring as we get into it it’s again competing on your product and on your fashion assortments.

In fourth quarter it really started, I think, with everybody going crazy pre-Thanksgiving. Opening stores on Thanksgiving Day and I think they traded sales from here to there thinking they were going to get more and they didn’t. And so then that created, with the inventories that were built up for the season, a need to promote a lot more vigorously than perhaps they have in a while. It was just unbelievable out there.

As a result, one of the interesting things that happened in fourth quarter is outlet malls suffered in traffic. Why go to an outlet mall if you can get the same prices on current merchandise in the regular malls? It was not a pretty picture for fall and I hope that most retailers figured out that there’s probably a better way to do business.

Certainly we believe it is for us. I just don’t believe in lowering quality to create a higher initial markup so you can promote lower. I think that that again is a short-term strategy that won’t last, so we are going to do it our way and build for the long term. And that’s kind of where we are headed.

I had forgotten there was another part of the —.

Todd Vogensen - Chico’s FAS, Inc. - SVP, Finance

Operating margin for Soma. Really I think, Andrew, as we look at it there’s dollars and percent, so clearly we’ve moved to the stage where Soma is adding to profitability as they continue to grow and get scale.

From a percent perspective, as Dave mentioned earlier, the older stores tend to perform right in line with our other apparel brands and we are really encouraged by that. But as we are opening newer stores it just takes time for them to ramp and that will kind of play out as we get further into Soma’s maturity.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

Andrew Schmidt - FBR Capital Markets - Analyst

Great, thank you very much.

Operator

Neely Tamminga, Piper Jaffray.

Kayla Berg - Piper Jaffray - Analyst

Great, good morning. This is Kayla Berg. Just wondering how you guys are feeling about the currency of your inventory in terms of carryover heading into March by division. Do you guys see any hangover effect that could leak into spring? And if so, could those goods be cleared through the outlets and what should we expect from outlets as a result?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

I was going to say we feel very good about where our inventories are positioned and actually, somewhat as a reminder, our outlets really are very MFO-focused. The Chico’s brand has over 90% MFO for the year. White House/Black Market made good progress and is about 70%.

So we really look at that as a different business, not necessarily as a place to clear product. We do do some clearance, but obviously clearing in store or online are also —

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Online is very important.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes. Are also options for us. So I think we feel good about where we are at and I think the product will flow similar to as it has in the past.

Operator

Brian Tunick, JPMorgan.

Unidentified Participant

This is (inaudible) for Brian. You spoke to the accelerating shift to online and mobile by your customers. Are you rethinking any of your longer-term footage growth targets, given that the consumer continues to shift her spending to that channel?

Then also you spoke to 100 basis points of incremental SG&A spend in 2014. Should we think about this being a peek investment year? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I think in terms of longer-term growth targets, I think that we’ve said that we plan to open somewhere around 120 stores a year. And right now, as you look at it, our store openings is leaning more towards our emerging brands. We only have 250 or so stores in White House/Black Market; we’ve got four stores at Boston Proper. Obviously we can build out those brands.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

We are — I think we’re opening next year around 15 stores in Chico’s and 25 in White House/Black Market. And that may even include international stores in those, I can’t remember.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

It doesn’t, no.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

No, it doesn’t. Then we are certainly looking at international stores, so we think that in apparel it’s never going to be only e-commerce. The customer loves to shop both channels. Honestly, if it was only e-commerce, it wouldn’t be good for apparel because the people who shop only in the e-commerce spend the less of any channel.

The store customer, the store-only customer spends 2.5 times the Internet-only customer and the multichannel customer, who does both stores and online, spends 7 times the Internet-only customer. You just can’t — people who shop online go in and buy an item or go in — and they are not building wardrobes. They are not — it’s just not the same.

People want to touch product. They want to feel it. They want to try it on and I think there’s always going to be a place for stores.

Now we have looked at stores much differently for the last four or five years than other retailers may have. We believe in building very small, efficient stores. That’s why we call them boutiques. We do not want large 6,000, 7,000, 10,000 square foot boxes, that’s just not us.

All of our stores if you look at the emerging brands, Soma and Boston Proper, they are 2,500 feet or so or under. If you look at Chico’s and White House, they generally are around 3,200 square feet. Again, our stores are designed to be small and efficient and I think with an understanding that there is a channel shift. We want to be highly productive in our stores and even if there is some shift back and forth our stores will still be highly productive.

Operator

Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Montgomery Scott - Analyst

Good morning, everybody. My question is on just the SG&A deleverage. Just to clarify, is that — is it deleveraging because of the software top line or are there specific investments? And if so, what exactly are those for 2014?

Then to the extent that, Dave, you talked about kind of learnings from the 2013 holiday. So as you approach your inventory plan for the back half of the year, how have those changed or what’s the strategy with which you will kind of go into 2014 to mitigate margin risk go forward? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Let’s talk about growing into the holiday of 2014. One of the things that we did as we looked at it last year we did very well — I think if you remember it in our conference call, going into the third quarter we had positive comps going into fourth quarter. And as we got up to Thanksgiving, we found a little decrease around Thanksgiving. We had terrific Green Monday. It was a record for us.

So I think that what we had to look at was the environment that happened from, say, Green Monday onward where it got very, very promotional. And I think one of the things that we need to do in our brands is to certainly get more — get our unfair share earlier in the quarter and then be competitive as we get into the December period.

I will remind you that the fourth quarter is not our biggest quarter of the year as it is with most retailers. It is our third best quarter, something like that.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

Todd Vogensen - Chico’s FAS, Inc. - SVP, Finance

About fourth the year, but —.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Fourth this year, okay. It went back to fourth again. It was our fourth best quarter this year.

So I think we need to understand how to compete a little better. I think there’s things that we will be doing with loyalty. There’s events that we will be having with a little different cadence to them as we get into next year. And I think that we probably will have some more fashion deliveries bringing in the resort maybe a little earlier or additional fashion deliveries in the northern stores in the December time period to give us a better competing. I don’t think that we want to compete in the 50-off arena.

I don’t think that takes you anywhere. And what it would take to do it by taking quality out of products to create that promotional environment that we would have to be in.

It’s under study. We know what we have to do. We are looking at it and we are revising our plans, and I think that we will have a better fourth quarter next year than we certainly had this year.

Adrienne Tennant - Janney Montgomery Scott - Analyst

Are you planning your inventory units down to create scarcity?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

If we looked at the inventory units as we came out of this on a square footage basis in the stores, we had negative inventory in our stores. Our inventory increases were due to the additional stores that we are adding and were due to our bringing goods in early due to the Chinese New Year. Because if we don’t we wouldn’t have gotten in the spring goods to be ready to go in February.

So I think that we have managed inventory pretty well in stores. It really is not managing the quantity of inventory. I think to me it’s the quality of inventory, meaning that we have to have what she wants.

And we went a little too basic. We didn’t have enough color, we didn’t have enough pattern, and so I think we will certainly make those corrections as we go into next year.

Adrienne, you had another question in there somewhere?

Adrienne Tennant - Janney Montgomery Scott - Analyst

It was the SG&A, whether the deleverage is simply due to a softer top line or whether it’s actual investment and, if so, where are they?

Todd Vogensen - Chico’s FAS, Inc. - SVP, Finance

You are talking about Q4?

Adrienne Tennant - Janney Montgomery Scott - Analyst

No, the deleverage of the 100 basis points for 2014.

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FEBRUARY 27, 2014 / 01:30PM GMT, CHS - Q4 2013 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

So really what we were just trying to give you there was a sense of the quantification of the expense hit of those items. As Dave commented, we expect have sales growth next year. We expect to have positive comps and we are really just giving you somewhat of a feel of the expense component.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We are investing in international. We are investing in technology. We are investing in systems. We are investing in all sorts of things that are a little different.

I went through the omnichannel retail; we’ve got lots of investments that we are putting in, whether it’s both development or this whole POS rollout which is a huge expense as we go into late 2014 and 2015 to complete the rollout. But those are the type of investments that we are doing.

International, we have the whole infrastructure with international and we have three stores. So I guess it’s both fortunate and unfortunate that we made the investments when we did. Unfortunate in that we didn’t — normally our business would cover those investments, but fortunate because we are positioned to really compete and be successful down the road.

Adrienne Tennant - Janney Montgomery Scott - Analyst

Great, thank you very much. The stores, the new spring product actually looks — it’s nice and bright finally, so it’s very uplifting. Thank you for bringing that in. Good luck.

Todd Vogensen - Chico’s FAS, Inc. - SVP, Finance

Denise, I think that we are probably out of time at this point, so I want to thank you, everybody, for participating today. For those of you we were not able to get to, we do apologize and, as always, I’m available for any follow-ups necessary.

Thank you all for joining us this morning and we appreciate your continuing interest in Chico’s FAS.

Operator

Ladies and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You may now disconnect.

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